UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (date of earliest event reported): January 12, 2009

ConocoPhillips
(Exact name of registrant as specified in its charter)

Delaware	001-32395	01-0562944
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)
600 North Dairy Ashford Houston, Texas 77079
(Address of principal executive offices and zip code)

Registrant’s telephone number, including area code: (281) 293-1000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

⃞ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

⃞ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

⃞ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

⃞ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.02 Results of Operations and Financial Condition.

On January 16, 2009, ConocoPhillips issued a press release providing 2009 capital program information, fourth-quarter 2008 interim update, and estimates of preliminary net reserve additions as of December 31, 2008. A copy of the press release is furnished herewith as Exhibit 99 and incorporated herein by reference.

Item 2.06 Material Impairments.

LUKOIL Investment
During 2004, 2005 and 2006, ConocoPhillips acquired a total of 170,111,629 ordinary shares of OAO LUKOIL for approximately $7,500 million.  After giving effect to undistributed equity earnings and basis difference amortization, the book value of our LUKOIL investment, before impairment, was $12.7 billion at December 31, 2008.

Since the inception of our investment and through June 30, 2008, the market value of our investment in LUKOIL, based on the price of LUKOIL ADRs on the London Stock Exchange, exceeded book value.  However, as disclosed in our Form 10-Q for the quarterly period ended September 30, 2008, the price of LUKOIL ADRs declined significantly in the third quarter of 2008, closing the quarter at $58.80 per share.  As a result, at September 30, 2008, the aggregate market value of our investment was less than book value by $2,861 million.  At the time of the filing of our third quarter 2008 Form 10-Q, we determined this decline in market value below book value did not meet the other-than-temporary impairment recognition guidance of Accounting Principles Board Opinion No. 18, “The Equity Method of Accounting for Investments in Common Stock.”

The price of LUKOIL ADRs experienced significant further decline during the fourth quarter, and traded for most of the quarter and into early 2009 in the general range of $25 to $40 per share.  The ADR price ended the year at $32.05 per share, or 45 percent lower than the September 30, 2008, price.  This resulted in a December 31, 2008, market value of our investment of $5,452 million, or 57 percent lower than our book value.  Based on a review of the facts and circumstances surrounding this further decline in the market value of our investment during the fourth quarter, we concluded, on January 12, 2009, that an impairment of our investment was necessary.  In reaching this conclusion, we considered the increased length of time market value has been below book value and the severity of the decline in market value to be important factors.  In combination, these two items caused us to conclude that the decline was other than temporary.

Accordingly, we expect to record an estimated noncash $7.3 billion, before- and after-tax impairment, effective in our fourth-quarter 2008 results.  This impairment has the effect of reducing our book value to $5,452 million, based on the market value of LUKOIL ADRs on December 31, 2008.  We do not expect this impairment to result in current or future cash expenditures.

Goodwill
At September 30, 2008, we had $29,224 million of goodwill recorded in conjunction with past business combinations, with $25,457 million allocated to the Worldwide Exploration and Production (E&P) reporting unit and $3,767 million allocated to the Worldwide Refining and Marketing (R&M) reporting unit.  Goodwill is subject to annual reviews for impairment based on a two-step accounting test.  The first step is to compare the estimated fair value of any reporting units within the company that have recorded goodwill with the recorded net book value (including the goodwill) of the reporting unit.  If the estimated fair value of the reporting unit is higher than the recorded net book value, no impairment is deemed to exist and no further testing is required.  If, however, the estimated fair value of the reporting unit is below the recorded net book value, then a second step must be performed to determine the goodwill impairment required, if any.  In this second step, the estimated fair value from the first step is used as the purchase price in a hypothetical acquisition of the reporting unit.  Purchase business combination accounting rules are followed to determine a hypothetical purchase price allocation to the reporting unit’s assets and liabilities.  The residual amount of goodwill that results from this hypothetical purchase price allocation is compared to the recorded amount of goodwill for the reporting unit, and the recorded amount is written down to the hypothetical amount, if lower.

We perform our annual goodwill impairment review in the fourth quarter of each year.  During the fourth quarter of 2008, there were severe disruptions in the credit markets and reductions in global economic activity which had significant adverse impacts on stock markets and oil-and-gas-related commodity prices, both of which contributed to a significant decline in our company’s stock price and corresponding market capitalization.  For most of the fourth quarter, our market capitalization value was significantly below the recorded net book value of our balance sheet, including goodwill.

Because quoted market prices for our reporting units are not available, management must apply judgment in determining the estimated fair value of these reporting units for purposes of performing the annual goodwill impairment test.  Management uses all available information to make these fair value determinations, including the present values of expected future cash flows using discount rates commensurate with the risks involved in the assets.  A key component of these fair value determinations is a reconciliation of the sum of these net present value calculations to our market capitalization.  We use an average of our market capitalization over the 30 calendar days preceding the impairment testing date as being more reflective of our stock price trend than a single day, point-in-time market price.  Because, in our judgment, Worldwide E&P is considered to have a higher valuation volatility than Worldwide R&M, the long-term free cash flow growth rate implied from this reconciliation to our recent average market capitalization is applied to the Worldwide E&P net present value calculation.

The accounting principles regarding goodwill acknowledge that the observed market prices of individual trades of a company’s stock (and thus its computed market capitalization) may not be representative of the fair value of the company as a whole.  Substantial value may arise from the ability to take advantage of synergies and other benefits that flow from control over another entity.  Consequently, measuring the fair value of a collection of assets and liabilities that operate together in a controlled entity is different from measuring the fair value of that entity’s individual common stock.  In most industries, including ours, an acquiring entity typically is willing to pay more for equity securities that give it a controlling interest than an investor would pay for a number of equity securities representing less than a controlling interest.  Therefore, once the above net present value calculations have been determined we also add a control premium to the calculations.  This control premium is judgmental and is based on observed acquisitions in our industry.  The resultant fair values calculated for the reporting units are then compared to observable metrics on large mergers and acquisitions in our industry to determine whether those valuations, in our judgment, appear reasonable.

After determining the fair values of our various reporting units as of December 31, 2008, it was determined that our Worldwide R&M reporting unit passed the first step of the goodwill impairment test, while our Worldwide E&P reporting unit did not pass the first step.  As described above, the second step of the goodwill impairment test uses the estimated fair value of Worldwide E&P from the first step as the purchase price in a hypothetical acquisition of the reporting unit.  The significant hypothetical purchase price allocation adjustments made to the assets and liabilities of Worldwide E&P in this second step calculation were in the areas of:

(1) Adjusting the carrying value of major equity method investments to their estimated fair values,

(2) Adjusting the carrying value of property, plant and equipment (PP&E) to the estimated aggregate fair value of all oil and gas property interests, and

(3) Recalculating deferred income taxes under Financial Accounting Standards Board Statement No. 109, “Accounting for Income Taxes,” after considering the likely tax basis a hypothetical buyer would have in the assets and liabilities.

When determining the above adjustment for the estimated aggregate fair value of PP&E, it was noted that in order for any residual purchase price to be allocated to goodwill, the purchase price assigned to PP&E would have to be well below the value of the PP&E implied by recently-observed metrics from other sales of major oil and gas properties.

Based on the above analysis, we concluded on January 12, 2009, that an impairment of the entire amount of recorded goodwill for the Worldwide E&P reporting unit was required.  Therefore, we expect to record an estimated $25.4 billion before- and after-tax noncash impairment of goodwill, effective in our fourth-quarter 2008 results.  We do not expect this impairment to result in current or future cash expenditures.

Other Impairments
In addition to the above individually material impairments, as a result of our annual impairment review process we expect to record additional noncash impairments in the fourth quarter of 2008 totaling approximately $1.8 billion before-tax, $1.3 billion after-tax, primarily due to reduced commodity prices, refining margins and capital spending plans.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

99                 —          Press release issued by ConocoPhillips on January 16, 2009.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CONOCOPHILLIPS

/s/ Rand C. Berney
Rand C. Berney
Vice President and Controller

January 16, 2009

EXHIBIT INDEX

Exhibit No.	Description

99	Press release issued by ConocoPhillips on January 16, 2009.